                                                                    EXHIBIT 10.M
                         INLAND STEEL INDUSTRIES, INC.
                           TERMINATED RETIREMENT PLAN
                           FOR NON-EMPLOYEE DIRECTORS

                        TERMINATED AS OF JANUARY 1, 1996



1.   PURPOSE.
          The purpose of the Director Retirement Plan (the "Plan") of Inland Steel Industries, Inc. (the "Company") is to provide retirement income to members of the Board of Directors of the Company who serve as non-employee Directors for a specified number of years.

2.   ELIGIBILITY.
          Each present and future member of the Board of Directors of the Company (other than any Director who was previously an officer or other employee of the Company or any subsidiary of the Company and who is receiving or has received or is eligible to receive any benefit or benefits under any pension plan of the Company or any of its subsidiaries) who (a) completes at least ten years of continuous service as a non-employee Director or (b) completes at least five years of continuous service as a non-employee Director and remains on the Board of Directors until age 70 shall be eligible to participate in the Plan.

3.   BENEFITS.
          Benefits shall be paid to an eligible Director in quarterly installments equal to one-fourth of the annual retainer for services as a member of the Board of Directors in effect at the time of the last Board meeting attended by such Director. The payment of benefits shall begin in the calendar quarter following the date on which an eligible Director ceases to be a member of the Board of Directors, provided, however, that if such Director has not then attained the age of 65, the payment of benefits shall begin in the calendar quarter following the attainment of age 65 by such Director. The payment of benefits shall continue for the number of full years of non-employee service by such eligible Director up to a maximum of ten years. Except as otherwise provided in paragraph 4 hereof, such payments shall terminate on the death of such Director.

4.   SURVIVOR BENEFIT.
          In the event of the death of a former Director who is receiving benefits under the Plan or who would be entitled to receive benefits upon his or her attainment of age 65 or in the event of the death of any Director who would be entitled to receive benefits thereunder if he or she had ceased to be a Director on or prior to the date of his or her death, any benefits that would otherwise have been payable thereafter to such Director shall be paid to such legal or natural person as is designated by the Director as his or her beneficiary in a writing filed prior to the Director's death with the Secretary of the Company. If a Director fails to so designate a beneficiary, the Director's surviving spouse, if any, will be deemed to have been designated as the beneficiary. Any beneficiary designation filed with the Secretary of the Company may provide that, in lieu of the payments to which the beneficiary would otherwise be entitled, the beneficiary shall be paid a lump sum amount which is equal to the present value of such payments. In the event that any retirement benefits otherwise payable to a Director are not paid prior to the last to die of the Director and the Director's beneficiary, the present value of the remaining payments shall be paid in a lump sum to the estate of the Director or the Director's beneficiary, whichever is the last to die. For purposes of the Plan, present value shall be determined by using a discount factor equal to the interest rate applied by the Pension Benefit Guaranty Corporation for purposes of valuing immediate annuities on the date of death of the Director or beneficiary, as the case may be.

5.   BENEFITS NOT TRANSFERABLE.
          The interest of a Director or surviving spouse in benefits under the Plan is personal to such Director or surviving spouse and may not be assigned or otherwise transferred by him or her. Any payment to which a Director or surviving spouse may be entitled under the Plan shall be free from the control or interference of any creditor of such Director or surviving spouse and shall not be subject to attachment or susceptible of anticipation or alienation.

6.   FUNDING NOT REQUIRED.
          The Company shall not be required to establish any fund or segregate or set aside any moneys for the payment of benefits under the Plan.

7.   PAST SERVICE.
          Past service as a Director of the Company on the effective date of the Plan and past service as a Director of Inland Steel Company prior to May 1, 1986 shall be considered service for purposes of the Plan.

8.   EFFECTIVE DATE.
          The effective date of the Plan is May 1, 1988.

                                 Appendix A to
            Inland Steel Industries, Inc. Terminated Retirement Plan
                           for Non-Employee Directors


     RESOLVED, that the Inland Steel Industries, Inc. Director Retirement Plan, as amended and restated through and including January 26, 1994, is hereby renamed to be the "Inland Steel Industries, Inc. Terminated Retirement Plan for Non-Employee Directors" (the "Plan") and that the Plan is hereby terminated as of January 1, 1996; PROVIDED, HOWEVER, that to fulfill outstanding contractual obligations incurred by the Corporation under the Plan and to address certain Plan termination issues:

     (1) the benefits for which any Director was eligible under the Plan immediately prior to the termination thereof and the benefits to which any person was entitled under the Plan immediately prior to the termination thereof or would become entitled under the Plan due to a Director then being eligible to participate in the Plan shall not be adversely affected by such termination; and

     (2) every Director elected to the Board of Directors on or before October 1, 1995 who was not eligible to participate in the Plan before January 1, 1996 pursuant to the requirements of Paragraph 2 of the Plan and who thereafter satisfies either of the eligibility requirements set forth in said Paragraph 2, shall then become entitled to receive benefits in accordance with the same terms and conditions as provided in the Plan, EXCEPT THAT, the number of quarterly installments of benefit payments under the Plan shall continue only for the number of calendar quarters, up to a maximum of twenty (20) calendar quarters, during which such Director has provided service as a non-employee Director prior to May 22, 1996.